Exhibit 99.1

Infinity Pharmaceuticals Provides Company Update and Third Quarter 2019 Financial Results

-- MARIO-1 Enrollment Completion Expected in 2019 and Data Presentation Expected in 2020 --

-- MARIO-3 Enrollment Completion and Data Presentation Expected in 2020 --

-- MARIO-275 Enrollment Completion Expected in 2020 --

CAMBRIDGE, Mass., October 30, 2019 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its third quarter 2019 financial results and provided an update on the company, including its progress with IPI-549, a first-in-class oral immuno-oncology product candidate targeting immune-suppressive tumor-associated myeloid cells through selective phosphoinositide-3-kinase-gamma (PI3K-gamma) inhibition.

“It is an exciting and important time for Infinity as we anticipate completing enrollment in MARIO-1 by the end of this year and presenting data from our MARIO-1 and MARIO-3 trials in 2020. During 2020 we also expect to complete enrollment in MARIO-275, our randomized, controlled Phase 2 trial in patients with bladder cancer,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “As we advance multiple studies designed to produce compelling data across a wide range of indications in innovative combinations, we are witnessing surging recognition of the importance of tumor macrophage-directed immuno-oncology therapies among the medical and scientific communities. With additional clinical and translational data expected from IPI-549 studies starting in 2020, Infinity is positioned to become the leader in macrophage-targeted immunotherapy.”

Updated IPI-549 Clinical Program Guidance

•
MARIO-1 enrollment completion expected by year end with data presentation expected in 2020. MARIO-1 is the company’s ongoing Phase 1/1b study of IPI-549 as a monotherapy and in combination with Opdivo® in patients with advanced solid tumors.

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MARIO-3 enrollment completion and data presentation expected in 2020. MARIO-3 is the company’s ongoing Phase 2 study in collaboration with Roche/Genentech to evaluate IPI-549 in novel triple combination front-line therapies with Tecentriq® and Abraxane® in triple negative breast cancer (TNBC) and with Tecentriq and Avastin® in renal cell cancer (RCC).

•
MARIO-275 enrollment completion expected during 2020. MARIO-275 is the company’s global, randomized Phase 2 study in collaboration with Bristol-Myers Squibb, to evaluate IPI-549 in combination with Opdivo in platinum-refractory, I/O naïve patients with advanced urothelial (bladder) cancer.

•
Arcus Biosciences Collaboration Study Initiated: This Phase 1 trial, being conducted by Arcus, is evaluating a checkpoint-inhibitor free, novel triple-combination regimen of IPI-549 + AB928 (dual adenosine receptor antagonist) + Doxil® in advanced TNBC patients.

Third Quarter 2019 Financial Results

•	At September 30, 2019, Infinity had total cash, cash equivalents and available-for-sale securities of $52.0 million, compared to $63.0 million at June 30, 2019.

•
Research and development expense for the third quarter of 2019 was $7.1 million, compared to $5.4 million for the same period in 2018. The increase in R&D expense was primarily due to an increase in clinical and development activities for IPI-549.

•	General and administrative expense was $3.6 million for the third quarter of 2019, compared to $3.4 million for the same period in 2018.

•
Net loss for the third quarter of 2019 was $11.4 million, or a basic and diluted loss per common share of $0.20, compared to net income of $13.4 million, or a basic and diluted earnings per common share of $0.23 for the same period in 2018. In the third quarter of 2018, we recognized $22.0 million in revenue related to a one-time payment due from Verastem for the approval by the U.S. Food and Drug Administration of Copiktra®, which Infinity licensed to Verastem in 2016.

2019 Financial Guidance

•	Net Loss: Infinity expects net loss for 2019 to range from $40 million to $50 million.

•	Cash and Investments: Infinity expects to end 2019 with a year-end cash, cash equivalents and available-for-sale securities balance ranging from $40 million to $50 million.

•
Cash Runway: Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities will be adequate to satisfy the company's capital needs for at least the next 12 months. Infinity's financial guidance excludes additional funding or business development activities.

Conference Call Information
Infinity will host a conference call today, October 30, 2019, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the "Investors/Media" section of Infinity's website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 2612978. An archived version of the webcast will be available on Infinity's website for 30 days.
About Infinity and IPI-549
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-1 is an ongoing Phase 1/1b study evaluating IPI-549 as a monotherapy and in combination with Opdivo (nivolumab) in approximately 225 patients with advanced solid tumors including patients refractory to anti-PD-1 therapy. MARIO-275 and MARIO-3 have recently initiated. MARIO-275 is a global, randomized, combination study of IPI-549 combined with Opdivo in I/O naïve urothelial cancer patients. MARIO-3 is the first IPI-549 combination study in front-line advanced cancer patients and is evaluating IPI-549 in combination with Tecentriq and Abraxane in front-line TNBC and in combination with Tecentriq and Avastin in front-line RCC. With the addition of MARIO-275 and MARIO-3 to the ongoing MARIO-1 study, Infinity will be evaluating IPI-549 in the anti-PD-1 refractory, I/O-naïve and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with other cancer therapies; clinical trial enrollment and data presentation timelines; 2019 financial guidance; and the company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company's current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity's results of clinical trials and preclinical studies; a failure of Infinity and/or Verastem to fully perform under the license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Opdivo® is a registered trademark of Bristol-Myers Squibb.
Tecentriq® and Avastin® are registered trademarks of Roche.
Abraxane® is a registered trademark of Celgene.
Doxil® is a registered trademark of Janssen Products.
Copiktra® is a registered trademark of Verastem, Inc.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2019	December 31, 2018
Cash, cash equivalents and available-for-sale securities	$51,989	$58,591
Other current assets	2,395	1,227
Property and equipment, net	2,274	28
Other long-term assets	2,450	369
Total assets	$59,108	$60,215

Accounts payable and accrued expenses	$8,749	$7,718
Liability related to sale of future royalties, net	29,751	—
Operating lease liability, less current portion	1,955	—
Long-term liabilities	38	38
Total stockholders’ equity	18,615	52,459
Total liabilities and stockholders’ equity	$59,108	$60,215

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Collaboration revenue	$—	$22,000	$2,000	$22,000
Royalty revenue	343	—	741	—
Total revenues	343	22,000	2,741	22,000
Operating expenses:
Research and development	7,076	5,379	18,918	15,039
General and administrative	3,641	3,442	10,810	10,435
Royalty expense	207	—	7,123	—
Total operating expenses	10,924	8,821	36,851	25,474
Income (loss) from operations	(10,581)	13,179	(34,110)	(3,474)
Other income (expense):
Investment and other income	299	202	906	534
Interest expense[1]	(1,135)	—	(2,525)	(93)
Total other income (expense)	(836)	202	(1,619)	441
Income (loss) before income taxes	(11,417)	13,381	(35,729)	(3,033)
Income taxes benefit	—	—	54	—
Net income (loss)	$(11,417)	$13,381	$(35,675)	$(3,033)
Earnings (loss) per common share:
Basic	$(0.20)	$0.23	$(0.63)	$(0.06)
Diluted	$(0.20)	$0.23	$(0.63)	$(0.06)
Weighted average number of common shares outstanding:
Basic	57,028,970	56,851,811	56,965,711	54,918,963
Diluted	57,028,970	57,638,660	56,965,711	54,918,963

1 In the first quarter of 2019, Infinity recognized $30.0 million in gross cash proceeds received from the Copiktra® royalty monetization as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. The company is amortizing the liability to non-cash interest expense on a quarterly basis.  For the third quarter of 2019, non-cash interest expense was $1.1 million.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-775-5956
arr@lifesciadvisors.com